UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2006

CALPINE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

Commission File Number: 001-12079

I.R.S. Employer Identification Number: 77-0212977

50 West San Fernando Street

San Jose, California 95113

Telephone: (408) 995-5115

(Address of principal executive offices and telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.06 — MATERIAL IMPAIRMENTS

On December 23, 2005, the Company filed a Form 8-K, noting that material impairment charges for the period ending December 31, 2005, were likely. On April 12, 2006, the Company’s management, in consultation with the Audit Committee, concluded that material charges for impairment of certain of the Company’s assets were required for the period ending December 31, 2005, under generally accepted accounting principles. This conclusion resulted from a convergence of multiple facts and circumstances arising during the fourth quarter of 2005, including:

•

Restrictions on the Company and its subsidiaries that arise from their December 20, 2005, bankruptcy filings, including the need to obtain support or approvals from the Bankruptcy Court, creditors’ committees and debtor-in-possession (“DIP”) financing lenders for executing certain of the Company’s key business decisions;

•

The Company’s current status as a Chapter 11 debtor, its current credit constraints and its focus on reorganizing and emerging from Chapter 11 have made the Company less likely to commit to expending additional capital in the foreseeable future for certain of its development and construction projects;

•	Near-term action to sell or abandon operating plants that currently have significant negative cash flow is more likely as part of the Company’s reorganization and restructuring process;
•

Debt covenant restrictions, including under the DIP financing, and recent court rulings restrict or prevent the use of proceeds from the sale of assets, or use of cash from operations, for development and construction projects;

•

Among other things, the Company’s bankruptcy filing and related credit constraints make it much more difficult to secure long-term power purchase agreements (“PPAs”) with electrical utilities or other customers that would have made it possible to finance the construction of projects or allow merchant power plants with current negative cash flow (until spot market prices and spark spreads recover) to become profitable. For example, because credit support is required of the Company by prospective long-term PPA customers due to the Company’s financial condition and bankruptcy filings, it has become increasingly difficult for the Company to enter into PPAs;

•	The Company’s access to capital on attractive terms for development projects has been reduced; and
•	Historically high and very volatile natural gas prices in recent times have made many customers hesitant to commit to long-term base load PPAs for gas-fired electrical generation.

The general classes of assets affected and associated charges include:

1.

Equipment, development project and other impairments. The impairment charges related to these assets total approximately $2.1 billion. Expected future cash expenditures total approximately $8 million, related primarily to costs to ready equipment for sale. In the case of both development and construction projects and operating power plants, we apply SFAS No. 144: Accounting for the Impairment or Disposal of Long-Lived Assets. The impairment charge is the result of the conclusion, in part due to the changes in facts and circumstances cited above, that the projects are no longer probable of being successfully completed and that project costs are no longer expected to be fully recovered through future operations.

2.

Operating plant impairments. The impairment charges related to these assets are expected to total approximately $2.4 billion. Expected future cash expenditures total approximately $6.0 million, related primarily to sales costs. For power plants that are considered potential sale or abandonment candidates, the Company probability-weights the estimated net proceeds from sale or abandonment with the projected pre-interest expense, pre-tax cash flows over the plants’ economically useful lives, assuming no sale or abandonment. Now that discussions have been held with the creditors’ committees and DIP facility lenders, the Company can reliably assess the probability of sale or abandonment for certain of its plants and, therefore, has concluded that material impairment charges should be recorded.

3.

Deferred tax assets. Primarily due to the inability under generally accepted accounting principles to assume future profits and due to the Company’s reduced ability to implement tax planning strategies to utilize its net operating loss carryforwards while in bankruptcy, the Company has concluded that valuation allowances on a portion of its deferred tax assets are required. Although the Company has not completed its assessment, the additional valuation allowances related to these assets are currently expected to total approximately $1.6 billion, with no expected future cash expenditures. Further, the Company expects that a portion of the losses incurred in 2006 will not generate tax benefits (and, therefore, additional valuation allowances may be required).

4.

Investments in Deconsolidated Canadian and Other Foreign Entities. We deconsolidated certain of our Canadian and other foreign entities following the filing by certain of these entities of petitions for relief under the Companies’ Creditors Arrangement Act (Canada) on December 20, 2005. As a result of the deconsolidation, we expect to record a charge of approximately $0.9 billion related to an other-than-temporary impairment in the Company’s investment in these entities, and we will begin to account for these entities under the Cost Method due to loss of elements of control.

5.

Deferred financing costs. This category consists of deferred financing costs related to debt subject to compromise following the filings on December 20, 2005. The impairment charges related to these assets are expected to total approximately $0.1 billion, with no expected future cash expenditures.

As the Company continues to develop its business plan, and otherwise in connection with the Company’s emergence from bankruptcy, there could be additional impairment charges in future periods.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALPINE CORPORATION

	By:	/s/ Charles B. Clark, Jr.
Charles B. Clark, Jr.
Senior Vice President, Controller and Chief Accounting Officer

Date: April [__], 2006